Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Revised 2026 Second Quarter Results

Loan Growth Returns, Improved Deposit Mix, and Continued Reduction in Operating Expenses

RICHMOND, VA, August 10, 2026 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced revised financial results for the quarter ended June 30, 2026.

Subsequent to the original report of the Company's financial results on July 28, 2026, a commercial borrower with loans outstanding totaling $11.4 million reported that its business had ceased operations. The Company evaluated this subsequent development and, as a result, revised its estimate of expected credit losses associated with the loans. The revised estimate is reflected in the Company's consolidated financial results herein as of and for the three and six months ended June 30, 2026.

For the quarter ended June 30, 2026, the Company reported a net loss of $1.3 million, or ($0.01) per diluted common share, compared to net income of $0.8 million, or $0.01 per diluted common share, for the quarter ended March 31, 2026, and net income of $1.3 million, or $0.01 per diluted common share, for the quarter ended June 30, 2025. Net loss for the second quarter of 2026 included an after-tax $3.2 million provision for credit losses, compared to an after-tax benefit for recovery of credit losses of $0.5 million for both the first quarter of 2026 and second quarter of 2025. Loans from a single out-of-market relationship originated prior to 2024 were placed on nonaccrual at June 30, 2026, and a reserve was established for the loan in the amount of $2.9 million ($2.3 million after tax). Net loss for the second quarter of 2026 also included $0.3 million of after-tax expenses related to severance, compared to $1.3 million and $0.2 million for the first quarter of 2026 and second quarter of 2025, respectively. Severance expenses include amounts associated with previously-announced executive officer transitions.

Excluding severance expense, pre-tax, pre-provision income for the second quarter of 2026 improved to $2.9 million1 compared to $2.2 million1 and $1.4 million1 for the first quarter of 2026 and second quarter of 2025, respectively.

For the first half of 2026, the Company reported a net loss of $0.5 million, or ($0.01) per diluted common share, compared to net income of $0.9 million, or $0.01 per diluted common share for the first half of 2025. Net loss for the 2026 period included after-tax severance expenses of $1.7 million compared to $0.8 million for the first half of 2025.

"After a couple years of de-risking the balance sheet and returning our focus 100% to our community banking customers and prospects, I am pleased to report a 4% annualized loan growth rate for the second quarter. This loan growth, combined with modestly improved margins from a more favorable deposit mix and continued discipline in right-sizing our expense base, resulted in improved earnings this quarter on a pre-tax, pre-provision basis," commented Harry Golliday, interim president and chief executive officer.

"We continue to have healthy economic conditions in our local markets driving business owners to invest and consumers to spend, and, as a result, our loan and deposit pipelines are encouraging. In addition, results of this quarters' expense reduction actions will be realized in the second half of 2026."

Q2 2026 Highlights

(Comparisons for Second Quarter 2026 are relative to First Quarter 2026 unless otherwise noted.)

Net Income:

•
Net loss for the quarter was $1.3 million, or ($0.01) per diluted common share, compared to net income of $0.8 million, or $0.01 per diluted common share, for the prior quarter. After-tax severance expense and provision for (recovery of) credit losses were $0.3 million and $3.2 million, respectively, for the quarter, compared to $1.3 million and ($0.5) million, respectively, for the prior quarter.

•
Excluding severance expense, pre-tax, pre-provision income was $2.9 million1 and $2.2 million1 for the sequential quarters, a 30% improvement.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $16.5 million and $16.9 million for the second and first quarters, respectively. Interest income decreased by $0.5 million in the quarter, primarily due to the decline in average balances of loans held for investment, loans held for sale, and interest-earning deposits in other banks, which collectively declined $45.7 million from the prior quarter. Yields on loans held for investment were 5.54% and 5.50% for the second and first quarters, respectively. Interest expense declined by $0.2 million for the quarter, largely driven by lower average balances of brokered deposits, which declined $23.0 million from the prior quarter. Cost of deposits declined two basis points to 2.25% for the quarter, compared to 2.27% for the prior quarter, while net interest margin ("NIM") was 2.91% and 2.90% for the respective periods.

Capital:

•
On March 30, 2026, the Company announced a special cash dividend of $0.60 per share of the Company's common stock totaling approximately $54.1 million. The dividend was paid on April 27, 2026, to shareholders of record as of the close of business on April 13, 2026.

•
The ratio of tangible common stockholders’ equity to tangible total assets was 11.8%1 at the second quarter end compared to 11.4%1 at the prior quarter end, while tangible book value per common share was $3.091 compared to $3.111 as of the respective dates.

•
At June 30, 2026, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 11.23%, 15.10%, 15.10%, and 16.36%, respectively, compared to 11.01%, 15.33%, 15.33%, and 16.47% respectively, at the prior quarter end.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the quarter was $1.8 million compared to $2.3 million for the prior quarter. Other noninterest income included a $0.6 million loss recognized upon the liquidation of an equity method investment made in 2022. The loss reflects the difference between the investment’s carrying value and the final distribution received. Over the period it was held, the investment generated cumulative pre-tax income of approximately $1.9 million.
•
Noninterest expense for the quarter was $15.9 million compared to $18.7 million for the prior quarter, a decrease of $2.8 million. Salaries and employee benefits expense declined $2.0 million, of which $1.2 million was lower severance expenses and $0.4 million was lower incentive-related expenses. Advertising and marketing expense was $0.3 million lower than the prior quarter due to the timing of marketing campaigns.
•
Headcount as of June 30, 2026 was 269, compared to 281 at March 31, 2026, and 333 at June 30, 2025.

Income Tax:

•
Income tax (benefit) expense for the second and first quarters was ($0.3 million) and $0.3 million, respectively, with effective income tax rates for the respective periods of 20.5% and 24.9%.

Balance Sheet:

•
Total assets decreased to $2.33 billion at quarter end from $2.41 billion at the prior quarter end, a reduction of $86.7 million. The decrease was primarily driven by lower cash and cash equivalents following the payment of the previously-announced special cash dividend and the reduction of brokered time deposits. Loans held for investment grew $19.6 million, or a 4% annualized rate of growth, the first growth in 13 quarters.

•
Total deposits, when excluding brokered deposits, decreased $9.3 million in the second quarter compared to growth of $13.4 million in the prior quarter. Brokered deposits of $21.4 million were paid off upon maturity in the quarter. The ratio of noninterest-bearing demand deposits to total deposits was 21.3% and 20.7% as of June 30, 2026 and March 31, 2026, respectively.

•
Total stockholders' equity was $275.4 million at quarter end compared to $277.0 million at the prior quarter end, a decrease of $1.6 million.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, were $31.2 million, or 1.34% of total assets, at June 30, 2026, compared to $21.0 million, or 0.87% of total assets, at March 31, 2026. The increase in nonperforming loans primarily reflects the previously-mentioned out-of-market loans totaling $11.4 million that were placed on nonaccrual in the second quarter and for which a $2.9 million reserve was established. The loans were originated prior to 2024 by the Company's former government guaranteed lending team. The Company believes the credit issues affecting this borrower are unique and not systemic to the Company's overall loan portfolio. Nonperforming assets, which include other real estate owned, were $32.8 million, or 1.41% of total assets, at June 30, 2026, compared to $22.6 million, or 0.94% of total assets, at March 31, 2026.

•
Provision for credit losses on loans of $3.5 million for the quarter was primarily due to $0.6 million of net loan charge-offs, an increase in specific loan reserves for out-of-market credits, and loan portfolio growth. Provision for credit losses for unfunded commitments of $0.6 million for the quarter was due to an increase in committed but unfunded lines of credit to commercial construction borrowers. For the prior quarter, a $0.6 million recovery of credit losses was primarily due to loan portfolio balance reductions and $0.3 million of net loan recoveries, including an $0.8 million recovery of a specialty finance loan charged off in 2022.

•
Allowance for credit losses as a percentage of total loans held for investment was 1.19% at June 30, 2026, compared to 1.05% at March 31, 2026. Net loan charge-offs were $0.6 million in the second quarter of 2026, while net loan recoveries were $0.3 million in the first quarter of 2026. The net loan charge-offs (recoveries) to average loans outstanding ratio (quarter-to-date annualized) was 0.14% and (0.07%) for the second and first quarters, respectively.

Income Statement:

Net interest income was $16.5 million for the second quarter of 2026, compared to $16.9 million and $19.8 million for the first quarter of 2026 and the second quarter of 2025, respectively. Relative to the prior quarter, the decrease reflected primarily lower income from and average balances of loans held for investment, while relative to the year-ago period, the decrease reflected lower average balances of loans held for investment and loans held for sale. Interest expense declined by $0.2 million and $2.6 million in the second quarter of 2026, compared to the first quarter of 2026 and the second quarter of 2025, respectively, primarily driven by lower average balances of brokered deposits.

Average balances of interest-earning assets were $2.28 billion for the second quarter of 2026, a decrease of $53.8 million from the prior quarter and $244.9 million from the second quarter of 2025. Average balances of loans held for investment were $1.83 billion for the second quarter of 2026, a decrease of $14.7 million from the prior quarter and $192.3 million from the second quarter of 2025. Average balances of loans held for sale were $0 for the second quarter of 2026, a decrease of $4.7 million and $24.2 million from the first quarter of 2026 and the second quarter of 2025, respectively, reflective of the Company's exit of its indirect fintech lending partnerships. Yields on loans held for investment were 5.54% for the second quarter of 2026 compared to 5.50% and 5.80% for the first quarter of 2026 and second quarter of 2025, respectively. Accretion of discounts on acquired loans had a three, four, and seven basis point positive effect on loans held for investment yields in the second quarter of 2026, first quarter of 2026, and second quarter of 2025, respectively.

Average balances of interest-bearing liabilities were $1.65 billion for the second quarter of 2026, a decrease of $23.7 million from the prior quarter and $170.4 million from the second quarter of 2025. The decline in the second quarter of 2026 relative to the prior quarter was primarily due to lower average balances of brokered deposits ($23.0 million) and money market deposits ($18.4 million), partially offset by higher average balances of time deposits ($12.9 million). The decline in average balances of interest-bearing liabilities relative to the second quarter of 2025 was primarily due to reductions of brokered time deposits ($118.7 million), money market deposits ($28.5 million) and borrowings ($19.9 million of subordinated notes).

Cost of funds was 2.41% for the second quarter of 2026, compared to 2.42% for the first quarter of 2026, and 2.63% for the second quarter of 2025, while cost of deposits was 2.25%, 2.27%, and 2.47%, for the same respective periods. These declines reflect lower average balances of higher-rate brokered deposits. Cost of deposits, excluding brokered deposits, was 1.97% for both the second and prior quarters, compared to 2.05% for the year-ago quarter period.

NIM was 2.91% for the second quarter of 2026, compared to 2.90% in the prior quarter, and 3.15% for the second quarter of 2025. Improvements in the yield on loans held for investment and the cost of funds in the second quarter of 2026 relative to the first quarter of 2026 were partially offset by the absence of interest income from loans held for sale in the second quarter, following the exit of fintech lending.

Provision for (recoveries of) credit losses on loans of $3.5 million, ($0.6) million, and ($0.7) million were reported in the second quarter of 2026, first quarter of 2026, and second quarter of 2025, respectively. The second quarter provision for credit losses on loans of $3.5 million was primarily due to additions to specific loan reserves, net loan charge-offs, and loan portfolio growth of $19.6 million during the second quarter of 2026. In the prior quarter, the $0.6 million recovery of credit losses on loans was primarily due to loan portfolio balance reductions of $31.8 million and net loan recoveries, including an $0.8 million recovery on a loan charged off in 2022. Provision for credit losses for unfunded commitments of $0.6 million was reported in the second quarter of 2026, while there were none reported in the first quarter of 2026 and second quarter of 2025. The second quarter provision for credit losses for unfunded commitments reflects an increase in committed but unfunded lines of credit to commercial construction borrowers.

Noninterest income was $1.8 million for the second quarter of 2026, compared to $2.3 million for the first quarter of 2026, and $3.2 million for the second quarter of 2025. The decline in noninterest income compared to the first quarter of 2026 was primarily due to the previously noted $0.6 million loss upon the liquidation of an equity-method investment, while the decline in noninterest income compared to the second quarter of 2025 was primarily attributable to additional proceeds received in the quarter related to the 2024 sale of mortgage servicing rights.

Noninterest expense was $15.9 million for the second quarter of 2026, a $2.8 million decrease from the prior quarter and a $6.1 million decrease from the year-ago period. The largest contributor to the decrease compared to the prior quarter was lower salaries and employee benefits expense, of which salaries, severance, and incentive-related expenses declined by $0.4 million, $1.2 million, and $0.4 million, respectively. The decrease in noninterest expense in the second quarter of 2026 relative to the year-ago period was primarily due to lower expenses for salaries and employee benefits ($4.0 million), FDIC insurance ($0.7 million), and technology ($0.6 million). The number of employees decreased from 333 in the second quarter of 2025 to 269 in the second quarter of 2026, or by 19%. The decline in FDIC insurance premiums primarily reflected lower assessment rates in 2026 relative to 2025.

Balance Sheet:

Loans held for investment were $1.85 billion at June 30, 2026, compared to $1.83 billion at March 31, 2026, and $1.98 billion at June 30, 2025. The $19.6 million increase compared to the prior quarter was primarily driven by growth in commercial and residential mortgage loans. During the second quarter, the Company partnered with a third-party residential mortgage originator, whereby the Company purchases adjustable-rate mortgage loans originated generally within its market area. This program will provide a primary mortgage product to the Company's consumer customer. Loans held for investment declined $125.1 million from the second quarter of 2025, primarily attributable to payoffs and paydowns of approximately $32.1 million of out-of-market loans. Loans held for sale at both June 30, 2026 and March 31, 2026 were $0, compared to $12.4 million as of June 30, 2025, reflecting the exit of fintech lending.

Total deposits were $1.86 billion at June 30, 2026, a decrease of $30.7 million and $147.9 million from March 31, 2026 and June 30, 2025, respectively. Brokered deposit balances were $185.8 million, $207.2 million, and $296.1 million at the end of the second quarter of 2026, first quarter of 2026, and second quarter of 2025, respectively. Brokered deposits as a percentage of total deposits declined to 10.0% at June 30, 2026, from 10.9% at March 31, 2026 and 14.7% at June 30, 2025. Excluding brokered deposits, total deposits decreased $9.3 million from March 31, 2026 and $37.7 million from June 30, 2025.

Noninterest-bearing deposits represented 21.3%, 20.7%, and 21.5% of total deposits at June 30, 2026, March 31, 2026, and June 30, 2025, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 23.6%, 23.3%, and 25.3% of total deposits as of the same respective dates.

Subordinated notes were $14.7 million at both June 30, 2026 and March 31, 2026 and $24.9 million at June 30, 2025. The decrease from the second quarter of 2025 reflects the Company's $10.0 million partial redemption of its $25.0 million of subordinated notes maturing October 15, 2029 (the "2029 Notes") in the third quarter of 2025. The effective interest rate on the 2029 Notes, inclusive of the amortization of the purchase accounting adjustment (premium), was 7.43%, 7.92%, and 7.48%, in the second quarter of 2026, first quarter of 2026, and second quarter of 2025, respectively. Subsequent to June 30, 2026, on July 15, 2026, the Company redeemed the remainder of the 2029 Notes. Upon the completion of this redemption, the Company had no outstanding subordinated notes.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, and retail mortgage lending. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. In addition, management uses pre-tax, pre-provision income, excluding severance expense to supplement the evaluation of the Company's statement of operations. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of management’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words of similar meaning. The Company cautions that the forward-looking statements are based largely on management’s expectations and are subject to a number of known and unknown risks and uncertainties that may change based on factors which are, in many instances, beyond its control. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by growing and retaining deposits and secondary funding sources, especially if the Company's or its industry's reputation becomes damaged;
•
the emergence of digital assets and payment stablecoins, and evolving legislative or regulatory frameworks, which could alter deposit flows, competition, and credit intermediation and in turn, adversely affect the Company’s funding, liquidity, or overall financial performance;
•
the ability to maintain capital levels adequate to support the Company's business;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;
•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the usage of advances and changes in technological and social media to develop timely and competitive products and services, and the acceptance of these products and services by new and existing customers;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;
•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope and effectiveness of the federal government, its agencies and services;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate and insurance, and the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
•
the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory countermeasures, and the volatility and uncertainty arising therefrom;
•
the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, ﬂoods and other catastrophic events;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) June 30, 2026	December 31, 2025 (1)
Assets
Cash and due from banks	$61,691	$115,949
Federal funds sold	2,353	1,851
Securities available for sale, at fair value	317,016	332,928
Restricted equity investments	16,784	19,016
Other equity investments	4,999	4,910
Other investments	17,991	20,781
Loans held for sale	—	14,769
Loans held for investment, net of deferred fees and costs	1,853,461	1,865,717
Less: allowance for credit losses	(22,039)	(19,444)
Loans held for investment, net	1,831,422	1,846,273
Accrued interest receivable	10,140	10,787
Other real estate owned	1,601	1,683
Premises and equipment, net	21,483	21,549
Right-of-use lease asset	6,054	6,637
Other intangible assets	2,165	2,642
Deferred tax asset, net	22,943	22,721
Other assets	10,675	10,093
Total assets	$2,327,317	$2,432,589
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$396,284	$398,541
Interest-bearing demand and money market deposits	592,450	612,648
Savings	101,702	100,346
Time deposits	771,897	799,627
Total deposits	1,862,333	1,911,162
FHLB borrowings	150,000	150,000
Subordinated notes, net	14,688	14,716
Lease liability	6,584	7,233
Other liabilities	18,315	25,787
Total liabilities	2,051,920	2,108,898
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at June 30, 2026 and December 31, 2025, respectively; and 89,655,211 and 91,475,278 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	332,489	331,917
Additional paid-in capital	23,552	23,552
Accumulated deficit	(48,735)	(659)
Accumulated other comprehensive loss, net of tax	(31,909)	(31,119)
Total stockholders’ equity	275,397	323,691
Total liabilities and stockholders’ equity	$2,327,317	$2,432,589

(1) Derived from audited December 31, 2025 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	June 30, 2026	March 31, 2026	June 30, 2025
Interest income:
Interest and fees on loans	$25,381	$25,709	$30,730
Interest on securities, deposit accounts, and federal funds sold	3,465	3,680	4,006
Total interest income	28,846	29,389	34,736
Interest expense:
Interest on deposits	10,583	10,760	12,802
Interest on subordinated notes	273	291	646
Interest on FHLB borrowings	1,447	1,432	1,447
Total interest expense	12,303	12,483	14,895
Net interest income	16,543	16,906	19,841
Provision for (recovery of) credit losses - loans	3,500	(600)	(700)
Provision for credit losses - unfunded commitments	550	—	—
Total provision for (recovery of) credit losses	4,050	(600)	(700)
Net interest income after provision for (recovery of) credit losses	12,493	17,506	20,541
Noninterest income:
Service charges on deposit accounts	642	632	721
Bank and purchase card interchange income, net	620	545	626
Wealth and trust management fees	520	464	409
Residential mortgage banking income	—	—	117
Mortgage servicing rights ("MSRs")	—	—	(139)
Income on sale of MSRs	—	—	289
Other	(12)	707	1,221
Total noninterest income	1,770	2,348	3,244
Noninterest expense:
Salaries and employee benefits	9,028	11,057	13,000
Occupancy and equipment	1,062	1,239	1,129
Technology and communications	1,916	1,987	2,565
Legal and regulatory filings	477	582	395
Advertising and marketing	423	765	128
Audit fees	226	255	459
FDIC insurance	318	420	1,027
Intangible amortization	191	202	234
Other contractual services	344	202	433
Other taxes and assessments	842	828	955
Other	1,064	1,204	1,684
Total noninterest expense	15,891	18,741	22,009
(Loss) income before income taxes	(1,628)	1,113	1,776
Income tax (benefit) expense	(333)	277	480
Net (loss) income	$(1,295)	$836	$1,296
Basic and diluted (loss) earnings per common share	$(0.01)	$0.01	$0.01

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Six Months Ended
(Dollars in thousands, except per common share data)	June 30, 2026	June 30, 2025
Interest income:
Interest and fees on loans	$51,090	$61,884
Interest on securities, deposit accounts, and federal funds sold	7,145	8,202
Total interest income	58,235	70,086
Interest expense:
Interest on deposits	21,343	26,994
Interest on subordinated notes	564	1,382
Interest on FHLB borrowings	2,879	2,879
Total interest expense	24,786	31,255
Net interest income	33,449	38,831
Provision for (recovery of) credit losses - loans	2,900	(700)
Provision for credit losses - unfunded commitments	550	—
Total provision for (recovery of) credit losses	3,450	(700)
Net interest income after provision for (recovery of) credit losses	29,999	39,531
Noninterest income:
Service charges on deposit accounts	1,274	1,178
Bank and purchase card interchange income, net	1,165	1,193
Wealth and trust management fees	984	863
Residential mortgage banking income	—	841
Mortgage servicing rights ("MSRs")	—	(137)
Income on sale of MSRs	—	289
Other	695	2,089
Total noninterest income	4,118	6,316
Noninterest expense:
Salaries and employee benefits	20,085	25,610
Occupancy and equipment	2,301	2,510
Technology and communications	3,903	5,349
Legal and regulatory filings	1,059	834
Advertising and marketing	1,188	319
Audit fees	481	1,037
FDIC insurance	738	2,124
Intangible amortization	393	478
Other contractual services	546	1,028
Other taxes and assessments	1,670	1,876
Other	2,268	3,795
Total noninterest expense	34,632	44,960
(Loss) income before income taxes	(515)	887
Income tax (benefit) expense	(56)	25
Net (loss) income	$(459)	$862
Basic and diluted (loss) earnings per common share	$(0.01)	$0.01

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statement Data:	2026	2026	2025	2025	2025
Interest income	$28,846	$29,389	$31,474	$36,213	$34,736
Interest expense	12,303	12,483	13,355	14,302	14,895
Net interest income	16,543	16,906	18,119	21,911	19,841
Provision for (recovery of) credit losses	4,050	(600)	(1,500)	(1,800)	(700)
Net interest income after provision for (recovery of) credit losses	12,493	17,506	19,619	23,711	20,541
Noninterest income	1,770	2,348	2,687	3,833	3,244
Noninterest expense	15,891	18,741	16,921	20,041	22,009
(Loss) income before income taxes	(1,628)	1,113	5,385	7,503	1,776
Income tax (benefit) expense	(333)	277	1,141	1,900	480
Net (loss) income	(1,295)	836	4,244	5,603	1,296
Per Common Share Data:
(Loss) earnings per common share - basic	$(0.01)	$0.01	$0.05	$0.06	$0.01
(Loss) earnings per common share - diluted	(0.01)	0.01	0.04	0.06	0.01
Cash dividends per common share	—	0.60	0.25	—	—
Book value per common share	3.11	3.13	3.68	4.03	3.88
Tangible book value per common share - Non-GAAP	3.09	3.11	3.65	4.01	3.85
Balance Sheet Data:
Total assets	$2,327,317	$2,414,046	$2,432,589	$2,496,949	$2,555,439
Average assets	2,367,772	2,423,491	2,473,241	2,535,853	2,630,898
Average interest-earning assets	2,280,890	2,334,674	2,383,573	2,437,542	2,525,835
Loans held for investment ("LHFI")	1,853,461	1,833,899	1,865,717	1,912,726	1,978,585
Allowance for credit losses	22,039	19,184	19,444	20,503	21,974
Purchase accounting adjustments (discounts) on acquired loans	2,350	2,473	2,608	2,984	3,388
Loans held for sale	—	—	14,769	12,819	12,380
Securities available for sale, at fair value	317,016	331,914	332,928	341,354	327,958
Noninterest-bearing demand deposits	396,284	392,067	398,541	411,100	432,939
Total deposits	1,862,333	1,893,074	1,911,162	1,951,079	2,010,266
Subordinated notes, net	14,688	14,702	14,716	14,731	24,928
FHLB advances	150,000	150,000	150,000	150,000	150,000
Average interest-bearing liabilities	1,649,332	1,673,077	1,697,083	1,739,014	1,819,735
Total stockholders' equity	275,397	276,964	323,691	355,505	344,265
Average stockholders' equity	277,936	324,390	331,888	345,358	339,131
Weighted average common shares outstanding - basic	88,494	88,343	88,037	88,548	88,258
Weighted average common shares outstanding - diluted	88,494	99,758	99,207	99,384	95,903
Outstanding warrants to purchase common stock	24,116	24,320	24,320	27,549	27,674
Financial Ratios:
Return on average assets (2)	-0.22%	0.14%	0.69%	0.88%	0.20%
Return on average equity (2)	-1.86%	1.03%	5.11%	6.49%	1.53%
Total loan to deposit ratio	99.5%	96.9%	98.4%	98.7%	99.0%
Held for investment loan-to-deposit ratio	99.5%	96.9%	97.6%	98.0%	98.4%
Net interest margin (2)	2.91%	2.90%	3.04%	3.60%	3.15%
Yield of LHFI (2)	5.54%	5.50%	5.66%	6.40%	5.80%
Cost of deposits (2)	2.25%	2.27%	2.40%	2.51%	2.47%
Cost of funds (2)	2.41%	2.42%	2.54%	2.65%	2.63%
Efficiency ratio	86.8%	97.3%	81.3%	77.8%	95.3%
Noninterest expense to total assets (2)	2.73%	3.11%	2.78%	3.21%	3.45%
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	11.7%	13.4%	13.4%	13.6%	12.9%
Allowance for credit losses to LHFI	1.19%	1.05%	1.04%	1.07%	1.11%
Ratio of net (recoveries) charge-offs to average loans outstanding (2)	0.14%	-0.07%	-0.07%	-0.07%	0.09%
Nonperforming loans to total assets	1.34%	0.87%	0.98%	1.14%	0.94%
Nonperforming assets to total assets	1.41%	0.94%	1.05%	1.15%	0.95%
Nonperforming loans to total loans	1.68%	1.15%	1.26%	1.48%	1.20%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible Common Equity and Tangible Book Value Per Common Share:	2026	2026	2025	2025	2025
Common stockholders' equity	$275,397	$276,964	$323,691	$355,505	$344,265
Less: other intangibles, net of deferred tax liability (3)	(1,690)	(1,868)	(2,052)	(2,285)	(2,509)
Tangible common equity (Non-GAAP)	$273,707	$275,096	$321,639	$353,220	$341,756
Total common shares outstanding	89,655	89,797	91,475	91,637	92,175
Less: unvested performance-based restricted stock awards	(1,092)	(1,412)	(3,453)	(3,460)	(3,496)
Total common shares outstanding, adjusted	88,563	88,385	88,022	88,177	88,679
Book value per common share	$3.11	$3.13	$3.68	$4.03	$3.88
Tangible book value per common share (Non-GAAP)	3.09	3.11	3.65	4.01	3.85

Tangible Common Equity to Tangible Total Assets:
Total assets	$2,327,317	$2,414,046	$2,432,589	$2,496,949	$2,555,439
Less: other intangibles, net of deferred tax liability (3)	(1,690)	(1,868)	(2,052)	(2,285)	(2,509)
Tangible total assets (Non-GAAP)	$2,325,627	$2,412,178	$2,430,537	$2,494,664	$2,552,930
Tangible common equity (Non-GAAP)	$273,707	$275,096	$321,639	$353,220	$341,756
Tangible common equity to tangible total assets (Non-GAAP)	11.8%	11.4%	13.2%	14.2%	13.4%

Pre-tax, Pre-provision Income, Excluding Severance Expense:
(Loss) income before income taxes	$(1,628)	$1,113	$5,385	$7,503	$1,776
Add: Provision for (recovery of) credit losses	4,050	(600)	(1,500)	(1,800)	(700)
Add : Severance expense	436	1,682	45	131	314
Pre-tax, Pre-provision Income, Excluding Severance Expense (Non-GAAP)	$2,858	$2,195	$3,930	$5,834	$1,390

(2) Annualized.
(3) Excludes mortgage servicing rights.